Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Results for 2007

EVANSVILLE, Ind. – February 28, 2008 – Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the fourth quarter 2007 and fiscal year ended December 31, 2007.

The Company reported results of $222.5 million in net sales for the fourth quarter of 2007 compared to $344.9 million for the fourth quarter of 2006.  For the twelve months ended December 31, 2007, net sales were $1.0 billion compared to $1.4 billion for the same twelve month period in 2006.  The decrease in net sales was primarily a result of the reduced demand for commercial vehicles with engines compliant with new emission standards that became effective in 2007.

A net loss of $10.4 million, or ($0.29) per diluted share, was reported for the fourth quarter of 2007 compared to net income of $14.3 million, or $0.41 per diluted share, for the fourth quarter of 2006.  For the twelve months ended December 31, 2007, a net loss of $8.6 million, or ($0.25) per diluted share, was reported compared to net income of $65.1 million, or $1.88 per diluted share, in 2006.  The net loss included unfavorable special items totaling $13.7 million, or $0.39 per diluted share, which was $21.0 million on a pre-tax basis.  The special items included a $10.6 million increase in revenue from a resolution of a commercial dispute with a customer and a $3.2 million net gain from insurance proceeds, which was offset by pre-tax costs of $14.2 million associated with a reduction in the employee workforce in our steel wheel operations, $14.1 million in accelerated depreciation and a write-down of supplies inventory related primarily to light steel wheel assets, and $6.5 million related to employment matters and other items.

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Adjusted EBITDA was $17.7 million for the fourth quarter of 2007, compared to Adjusted EBITDA of $58.4 million for the fourth quarter of 2006.  For the twelve months ended December 31, 2007, Adjusted EBITDA was $108.9 million compared to $217.1 million of Adjusted EBITDA in 2006.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

Liquidity and Cash Flow

As of December 31, 2007, the Company had cash of $90.9 million and total debt of $572.7 million for net debt of $481.8 million, a decrease of $44.6 million during the quarter.  For the fourth quarter of 2007, cash from operating activities was $56.0 million and capital expenditures totaled $11.3 million, resulting in free cash flow of $44.7 million compared to free cash flow of $36.7 million in the fourth quarter of 2006.  For the twelve months ended December 31, 2007, cash from operating activities was $82.9 million and capital expenditures totaled $36.5 million, resulting in free cash flow of $46.4 million compared to free cash flow of $108.8 million in 2006.  Furthermore, the Company repaid $70 million of term debt in 2007.

Review and Outlook

“Although we are disappointed that the significant decline in year over year demand reduced our overall earnings and cash flow for the year, we generated substantial free cash flow and paid down $70 million of debt,” said John Murphy, Accuride’s President & CEO.  “In the fourth quarter, we saw margin improvement relative to the third quarter and generated significant cash flow to meet or exceed our Adjusted EBITDA and free cash flow guidance.”

“Despite expectations for another challenging year in 2008, we are going to build on the improvements in the fourth quarter with a clear focus on organic growth and operational improvements,” continued Murphy.  “Based on estimated North American Class 8 production of 190,000 to 225,000 units and Class 5-7 production of 190,000 to 205,000 units, we expect Adjusted EBITDA to be in the range of $100 million to $125 million and free cash flow to be $5 million to $15 million.”

The Company will conduct a conference call to review its fourth quarter results on Thursday, February 28, 2008, at 10:00 a.m. Central Time.  The phone number to access the conference call is (800) 700-0133 in the United States, or (617) 213-8831 internationally, access code 30370688.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning February 28, 2008, at 12:00 p.m. Central Time, continuing to 12 p.m. Central Time on March 6, 2008,  by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 70098960.  The financial results for the three-month and twelve month period ended December 31, 2007, will also be archived at http://www.accuridecorp.com.

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Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share data)	2007	2006	2007	2006

NET SALES	$222,543	$344,887	$1,013,686	$1,408,155
COST OF GOODS SOLD	201,910	299,027	927,192	1,211,258
GROSS PROFIT	20,633	45,860	86,494	196,897
OPERATING EXPENSES:
Selling, general and administrative	13,934	14,046	56,898	53,458
INCOME FROM OPERATIONS	6,699	31,814	29,596	143,439
OTHER INCOME (EXPENSE):
Interest income	616	1,089	1,952	1,976
Interest expense	(14,054)	(13,766)	(50,296)	(52,886)
Equity in earnings of affiliate	—	93	—	621
Other income, net	1,158	(267)	6,978	602
INCOME (LOSS) BEFORE INCOME TAXES	(5,581)	18,963	(11,770)	93,752
INCOME TAX PROVISION (BENEFIT)	4,847	4,643	(3,131)	28,619
NET INCOME (LOSS)	$(10,428)	$14,320	$(8,639)	$65,133

Weighted average common shares outstanding—basic	35,369	34,682	35,179	34,280

Basic income (loss) per share	$(0.29)	$0.41	$(0.25)	$1.90

Weighted average common shares outstanding—diluted	35,369	34,942	35,249	34,668

Diluted income (loss) per share	$(0.29)	$0.41	$(0.25)	$1.88

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2007	2006	2007	2006

NET INCOME (LOSS)	$(10,428)	$14,320	$(8,639)	$65,133
Net interest expense	13,438	12,677	48,344	50,910
Income tax provision (benefit)	4,847	4,643	(3,131)	28,619
Depreciation and amortization	14,202	22,788	62,686	67,029
EBITDA	22,059	54,428	99,260	211,691
Restructuring, severance and other charges(1)	(3,400)	3,603	16,140	5,503
Items related to our credit agreement(2)	(997)	390	(6,493)	(58)
ADJUSTED EBITDA	$17,662	$58,421	$108,907	$217,136

Note:

(1)          For the three months ended December 31, 2007, Adjusted EBITDA represents a net loss before net interest expense, income taxes, depreciation and amortization, plus (i) ($1.9) million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) ($3.8) million from insurance proceeds at our facility in Erie, Pennsylvania (iii) $2.1 million associated with a labor dispute at our facility in Rockford, Illinois, and (iv) $0.2 million in fees related to the secondary stock offerings completed in May and June 2007.  Items (i), (ii) and (iii) affected gross profit.  Item (iv) affected SG&A.  For the three months ended December 31, 2006, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $0.2 million in other non-operating costs at our facility in Erie, Pennsylvania and (ii) $3.4 million in restructuring and pension curtailment costs associated with a reduction in the employee workforce at our facility in London, Ontario.  Item (i) and (ii) affected gross profit.  For the twelve months ended December 31, 2007, Adjusted EBITDA represents a net loss before net interest expense, income tax expense, depreciation and amortization, plus (i) $14.2 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $1.3 million in other non-operating costs at our facility in London, Ontario, (iii)  $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, (iv) ($3.2) million from insurance proceeds at our facility in Erie, Pennsylvania (v) $2.1 million associated with a labor dispute at our facility in Rockford, Illinois, and (vii) $0.5 million in fees related to the secondary stock offerings completed in May and June 2007.  Items (i), (ii), (iii), (iv) and (v) affected gross profit.  Item (vii) affected SG&A.  For the twelve months ended December 31, 2006, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.4 million in losses from the sale of the facility in Columbia, Tennessee, (ii) $0.7 million in costs related to the business interruption sustained at our facility in Erie, Pennsylvania, and (iii) $3.4 million in restructuring and pension curtailment costs associated with a reduction in the employee workforce at our facility in London, Ontario.  Items (i), (ii), and (iii) affected gross profit.

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(2)          Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended December 31, 2007, items related to our credit agreement consist of foreign currency income and other net income of $1.0 million.  For the three months ended December 31, 2006, items related to our credit agreement consist of foreign currency losses and other net income of $0.4 million.   For the twelve months ended December 31, 2007, items related to our credit agreement consist of foreign currency income and other net income of $6.5 million.  For the twelve months ended December 31, 2006, items related to our credit agreement consist of foreign currency income and other net income of $0.1 million.

Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

Free cash flow is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow.  Free cash flow represents net cash provided by operating activities less capital expenditures.  Accuride has included information concerning free cash flow in this press release because Accuride’s management and our board of directors use it as a measure of our ability to repay debt and make investments to which a portion of management incentive programs are based.

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(In thousands)	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,935	$110,204
Customer and other receivables	87,195	142,665
Inventories, net	92,570	103,653
Supplies, net	20,540	22,124
Other current assets	22,125	19,594
Total current assets	313,365	398,240
PROPERTY, PLANT AND EQUIPMENT, net	279,240	300,806
OTHER ASSETS:
Goodwill and other assets	521,029	534,141
TOTAL	$1,113,634	$1,233,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$80,070	$107,217
Other current liabilities	71,464	79,682
Total current liabilities	151,534	186,899
LONG-TERM DEBT	572,725	642,725
OTHER LIABILITIES	115,575	139,981
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	273,800	263,582
TOTAL	$1,113,634	$1,233,187

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